Exhibit 99.1

ALLERGY IMMUNO TECHNOLOGIES, INC.
1527 Monrovia Avenue
Newport Beach, CA 92663
714-645-3703
FAX (714) 722-6674

                                                           For Immediate Release
                                                               September 4, 1997


PRESS RELEASE       Howard Wertheim, D.M.D.
                    Phone:  714-645-3703


        ALLERGY IMMUNO TECHNOLOGIES, INC. ANNOUNCES THE LAUNCHING OF ITS
                              WORLD WIDE WEB SITE

Newport Beach, California - September 4, 1997 -Allergy Immuno Technologies (symbol: ALIM), a biotechnology company, engaged in both research and development of new treatments for allergy patients as well as a specialized allergy testing laboratory, announced today that the Company can now be accessed via the World Wide Web at http://www.allerqyimmuno.com
                          ----------------------------

An Allergy Newsletter containing current allergy news is available on the site as well as a schedule of laboratory services, corporate, and investor information.



                                  #    #    #

Allergy Immuno Technologies, Inc. is a biopharmaceutical company developing new therapies for allergy treatment. The Company's laboratory division provides specialized testing services to doctors, clinical labs and pharmaceutical companies. AIT has several patents including new technology for the treatment of allergies via oral application.

                                 Exhibit 99.1.1

ALLERGY IMMUNO TECHNOLOGIES, INC.
1527 Monrovia Avenue
Newport Beach, CA 92663
714-645-3703
FAX (714) 722-6674

                                                                            NEWS
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                       CONTACT: PUBLIC RELATIONS
                                                                    949-645-3703



                  WALK-IN LOW COST ALLERGY SCREENS NOW OFFERED
                           THROUGH UCI HEALTH SYSTEMS



Newport Beach, California - January 6, 1999 - Allergy Immuno Technologies (symbol: ALIM), is proud to announce an agreement with UCI HealthSystem to provide low cost allergy screens to the public. Screening for five common foods and/or twelve inhalants can be performed from a single blood sample for only $25 each or $40 for both.

If screen is positive, the same specimen can be used to pinpoint the specific allergen for an additional charge. "Our low cost screening will give the general public an opportunity for allergy screening without the high costs or discomfort of traditional skin testing" said Zackary S. Irani, AIT CEO.

                                 #     #     #

Allergy Immuno Technologies, Inc. is a biopharmaceutical company developing new therapies for allergy treatment. The Company's laboratory division provides specialized testing services to doctors, clinical labs and pharmaceutical companies. AIT has several patents including new technology for the treatment of allergies via oral application.